                                                                       EXHIBIT 5



                                  March 5, 2001




PageLab Network, Inc.
43 Main Street SE, Suite 508
Minneapolis, Minnesota 55414


         Re:  Registration Statement on Form S-8


Ladies and Gentlemen:

         We have acted on behalf of PageLab Network, Inc. (the "Company") in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to an aggregate of 450,000 shares of Common Stock, $.01 par value, to be issued by the Company (the "Shares"), pursuant to the terms of the Company's Consultant Stock Option Agreements (the "Agreements"). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

         1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

         2. The Shares, when issued as contemplated by the Agreements, and when delivered against payment therefor in the manner contemplated by the Agreements, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                              Very truly yours,


                                              Maslon Edelman Borman & Brand, LLP